Exhibit 23.1

                        Consent of KPMG Peat Marwick LLP


To the Board of Directors and Stockholders of EIS International, Inc.:

     We consent to the incorporation by reference in the registration statement on Form S-3 of EIS International, Inc. of our reports dated dated January 29, 1996, relating to the consolidated balance sheets of EIS International, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in, or are incorporated by reference in, the 1995 Annual Report on Form 10-K of EIS International, Inc. and to the reference of our firm under the heading "Experts" in the prospectus.


                                                          KPMG Peat Marwick LLP

Stamford, Connecticut
June 10, 1996